Exhibit 5.1

[Phillips, Gardill, Kaiser & Altmeyer PLLC Letterhead]

December 29, 2008

WesBanco, Inc.

One Bank Plaza

Wheeling, West Virginia 26003

Ladies and Gentlemen:

We have acted as counsel for WesBanco, Inc., a West Virginia corporation (“WesBanco”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (the “Act”), on or about the date of this opinion, on behalf of (A) WesBanco for registration of up to $80,000,000 aggregate initial offering price of shares of common stock, $2.0833 par value per share (the “Common Stock”), of WesBanco (the “Primary Securities”), and (B) certain selling securityholders of WesBanco (the “Selling Securityholders”) for registration of (i) 75,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, having a liquidation preference of $1,000 per share (“Series A Preferred”), (ii) a warrant dated December 5, 2008 to purchase Common Stock and (iii) 439,282 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares”). The Series A Preferred and Warrant were issued pursuant to a Letter Agreement, dated as of December 5, 2008, incorporating the terms of the Securities Purchase Agreement — Standard Terms (the “Purchase Agreement”) between WesBanco and the United States Department of the Treasury.

We have reviewed the originals, or copies identified to our satisfaction, of the Registration Statement, the Purchase Agreement, the Warrant, the certificate of incorporation and bylaws of WesBanco, as amended, and such corporate records of WesBanco, and such other documents as we have deemed necessary for purpose of rendering the opinions hereinafter set forth. We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

Based on and subject to the foregoing, we are of the opinion that:

1. when the Registration Statement has become effective under the Act and the Primary Securities have been duly issued and sold against payment of the purchase price therefor and issued and sold as contemplated in the Registration Statement, the Primary Securities will be validly issued, fully paid and nonassessable;

2. the Series A Preferred and the Warrant to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable; and

3. upon issuance in accordance with the terms of the Warrant, the Warrant Shares to be sold by the Selling Securityholders will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal law of the United States of America and the West Virginia Business Corporation Act (including the applicable reported judicial decisions interpreting that law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to our firm and this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC

By: /s/ James C. Gardill